Exhibit 99.1


                           Ronson Corporation Reports
                          Delisting of Common Stock and
                     Reservation of Rights by Primary Lender


Somerset, N.J., February 24, 2009 - Ronson Corporation (NASDAQ Capital Market
RONC) (the "Company") today reported it received notice on February 18, 2009 from The Nasdaq Stock Market, denying the Company's request for continued listing of its Common Stock on The Nasdaq Capital Market. As a result, the Company's Common Stock will be suspended by the Nasdaq Capital Market at the opening of business on February 27, 2009. Following delisting, the Company's Common Stock will not be immediately eligible to trade over the OTC Bulletin Board or in the "Pink Sheets"; however, such securities could become eligible should a market maker make application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared.

In December 2008, the Company had requested an extension of time to achieve and maintain compliance with the requirements for continued listing on The Nasdaq Capital Market in response to a Nasdaq Staff Deficiency Letter dated November 17, 2008 indicating that the Company does not comply with the minimum stockholders' equity requirement for continued listing set forth in Marketplace Rule 4310 (c)(3). This rule requires that the Company have a minimum of $2,500,000 in stockholders equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company does not intend to take any further action to appeal Nasdaq's determination.

The Company also reported today that, on February 20, 2009, the Company received from its primary lender, Wells Fargo Bank, National Association, additional notification of Wells Fargo's reservation of rights and remedies relating to previously disclosed events of default which would permit Wells Fargo to accelerate the Company's outstanding indebtedness owed to Wells Fargo. These events of default extend to maintaining financial covenant compliance relating to minimum net income, net cash flow and tangible net worth requirements as of the Company's last completed fiscal quarter, failure to obtain certain waivers and other agreements with third parties required under the credit facility, and failure to meet certain financial reporting due dates. Wells Fargo has instituted certain restrictions and reduced loan availability and has required the Company to engage a consultant to review its operations and cash requirements, but has not accelerated any payments under the credit facility and has continued to lend to the Company.

Under cross-default provisions in the Company's mortgage loan from Capital One, N.A., the events of default under the Wells Fargo facility are an event of default under the mortgage loan. Capital One has not accelerated any payments under the mortgage loan. At December 31, 2008, the amounts of the outstanding indebtedness to Wells Fargo and Capital One were $5,057,000 and $2,133,000, respectively. In the event of acceleration of its obligations to Wells Fargo or Capital One, the Company would not have sufficient cash resources to satisfy the obligations.

The Company has requested that Wells Fargo waive existing defaults and provide the Company with additional loan availability under its credit facility with Wells Fargo without which the Company will not be able to fund current operations. Wells Fargo has declined the Company's request at this time; however, the Company is

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continuing to discuss with Wells Fargo potential circumstances in which additional funding by Wells Fargo might be available. The Company is also exploring alternative sources of financing, a potential sale of certain assets, and reductions of costs. There can be no assurance that the Company will be able to arrange alternative financing or a sale of certain assets on terms acceptable to it.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., both manufacturers and marketers of Ronson consumer products; and
2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, services of aircraft, avionics and hangar/office leasing.


This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300